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                                  EXHIBIT 99.6


DB CAPITAL MANAGEMENT EXECUTES JOINT VENTURE AGREEMENT WITH TARGETED MEDICAL
FOODS

JOINT VENTURE WILL DISTRIBUTE DIETARY SUPPLEMENTS DESIGNED TO INCREASE BODY FAT BURNING AND REDUCE NICOTINE CRAVINGS

PHOENIX, AZ, JULY 26, 2001 - DB CAPITAL MANAGEMENT, A WHOLLY-OWNED SUBSIDIARY OF DIGITAL BRIDGE, INC. (OTCBB: DGBI) today announced the execution of a Joint Venture Agreement with Targeted Medical Foods, LLC ("TMF"), a California biomedical company which develops medical foods, dietary supplements, and pharmaceutical applications to non-drug products.


TMF has developed a patented process, known as "targeted cellular technology," which allows certain amino acids to target and enter nerve, brain and muscle cells in order to selectively produce neurotransmitters without pharmacological tolerance. Through this patented process, TMF has developed proprietary products that directly affect specific neurotransmitter functions. Neurotransmitters control all of the automatic functions of the body, including heart rate, breathing, mood, sleep, temperature, memory, mental acuity, and muscle strength.

The TMF technology and product line was developed by a talented team of clinicians lead by the renowned physician, Dr. William Shell. M.D., the inventor of an enzyme measurement test used to detect heart attacks, which is now performed in most hospitals throughout the world. Dr. Shell also developed a method for interfering with fat absorption during meals, and has developed many methods for detection and treatment of disease. Dr. Shell formerly directed the coronary care unit at Cedars-Sinai Medical Center, one of the leading cardiovascular institutes in the United States, and is also the former Chairman of the American Heart Association's Program Committee. Dr. Shell received a Presidential Citation for cardiovascular research while in the United States Air Force.

Under the terms of the Joint Venture Agreement, the parties will be forming a new company to be called "Parmula Therapeutics, Inc.", to which TMF will grant an exclusive worldwide license to distribute two products developed by TMF:
AppTrim and Nutra Smokeless.

AppTrim is designed to increase the synthesis of selected neurotransmitters for the purpose of curbing appetite and utilizing body fat for fuel. Clinical trials have established that AppTrim releases fat from storage, stimulates burning fat for fuel, reduces weight, and decreases the overall percentage of body fat. AppTrim is available in capsule, wafer and chocolate form.

Nutra Smokeless is a unique dietary supplement that increases the synthesis of neurotransmitters which are depleted by nicotine. It is designed to suppress nicotine


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cravings, and thus help smokers reduce the number of cigarettes they smoke.
Clinical trials have established a significant reduction in nicotine cravings in smokers who used Nutra Smokeless, which resulted in fewer cigarettes smoked.

"We are absolutely thrilled to be working with Targeted Medical Foods in the Parmula Therapeutics joint venture," stated DB Capital Management C.E.O. John C. Flanders, Jr, "TMF is granting Parmula an exclusive license to two of the most unique and exciting products ever to hit the $49 billion U.S. nutrition industry. The combination of these products with our international business management experience and established nutraceutical distribution model will help ensure the dramatic success of the joint venture."

"We believe DB Capital Management is an ideal distribution partner for these products, due to its proven ability to rapidly develop an effective business model," stated Targeted Medical Foods President Kim Giffoni. "We are extremely excited about the prospects for Parmula Therapeutics, and look forward to a long and fruitful relationship with DB Capital Management."

The U.S. nutrition industry as a whole includes $49.7 billion in annual sales. Weight loss and related products represent approximately $8.65 billion of this number, growing 12% in 2000. It is estimated that the market will grow at an average rate of 10% during 2001-2004, with approximately $1 billion in new sales added to this market each year. The Parmula Therapeutics Joint Venture was formed in response to this dramatic growth.

In consideration for its contributions, DB Capital Management will receive a forty eight percent (48%) equity interest in the Joint Venture company. The closing of the Joint Venture Agreement is contingent upon the provision of necessary contributions to the joint venture company, and the completion of a due diligence investigation.

                        ABOUT DB CAPITAL MANAGEMENT

DB Capital Management is a nutritional supplement company that aligns with cutting edge manufacturers and scientists to establish international joint ventures and other business models designed to rapidly increase market presence and sales. DB Capital Management employs proprietary distribution technologies and high tech communication tools to connect, educate, and inform all participants in the nutritional supplement distribution chain, including manufacturers, distributors, and, ultimately, consumers. Additional information can be found at http://www.digitalbridge.com and at http://www.otvnet.com.

ABOUT TARGETED MEDICAL FOODS, LLC

Targeted Medical Foods is a biomedical company in the business of developing medical foods, dietary supplements, and pharmaceutical applications to non-drug products. The Company's principal business objectives are: (1) the development and commercialization of proprietary non-drug medical foods sold through participating physicians in the United States; (2) the international licensing and


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commercialization of proprietary non-drug medical foods and dietary supplements into direct consumer and mass consumer markets; and (3) the licensing of intellectual property rights to major pharmaceutical companies.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such statements about the Company's future expectations, including future revenues and earnings, the anticipated stock dividends and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.


CONTACT INFORMATION:

DB Capital Management
Seth D. Heyman
Executive Vice President
 (623) 773-3644
sheyman@digitalbridge.com

Targeted Medical Foods, LLC
Kim Giffoni
President
(310) 478-8318
kgiffoni@liscentral.com


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